Exhibit 99.2

                              BeiGene, Ltd.

BeiGene Presents Preliminary Phase 1 Data for BGB-A317 in Multiple Solid Tumors at the ESMO 2017 Congress

Cambridge, Mass. and BEIJING, China, Sept. 11, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a  commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented preliminary data from multiple disease-specific subgroups in the ongoing Phase 1A/1B trial of its investigational anti-PD-1 antibody BGB-A317 in advanced solid tumors at the European Society for Medical Oncology (ESMO) 2017 Congress in Madrid, Spain.  The three posters contained preliminary data from patients with gastric cancer (GC) and esophageal cancer (EC), head and neck squamous cell carcinoma (HNSCC), and ovarian cancer (OC), respectively. The preliminary Phase 1 data suggest that BGB-A317 was generally well tolerated and exhibited preliminary evidence of anti-tumor activity in advanced patients with each of these tumor types. BeiGene recently closed its global strategic collaboration with Celgene Corporation, in which Celgene gained exclusive rights to develop and commercialize BGB-A317 for solid tumors in the United States, Europe, Japan, and the rest of the world outside of Asia, while BeiGene retains rights for solid tumors in Asia (excluding Japan), and for hematological malignancies and internal combinations globally.

“The early data in each of these patient populations are promising, with confirmed partial responses observed in all four cancer types. Adverse events reported in each group were consistent with the overall safety profile observed in the trial and were generally of low severity, manageable, and reversible,” commented Jayesh Desai, MD, FRACP, a medical oncologist at The Royal Melbourne Hospital and Peter MacCallum Cancer Centre in Melbourne, Australia, and coordinating principal investigator of the study.

“We are pleased to provide early data on patients with four different cancer types

                              BeiGene, Ltd.

enrolled in our global Phase 1 study of BGB-A317. The preliminary safety profile and antitumor activity support continued development of BGB-A317. BGB-A317 is in registrational trials in China for bladder cancer and classical Hodgkin lymphoma. We look forward to working with Celgene as we plan to initiate global registrational trials,” commented Amy Peterson, MD, Chief Medical Officer, Immuno-oncology at BeiGene.

Trial Design

The multi-center, open-label Phase 1A/1B trial of BGB-A317 as monotherapy in advanced solid tumors is being conducted in Australia, New Zealand, the United States, Taiwan, and South Korea and consists of a Phase 1A component (dose-escalation, schedule-expansion, and fixed-dose expansion) and a Phase 1B component of indication expansion in disease-specific cohorts, which include GC, EC, HNSCC, and OC cohorts, among others. In the Phase 1A portion, the maximum administered dose was 10 mg/kg once every two weeks (Q2W) and the maximum tolerated dose was not reached. All patients in the Phase 1B portion received BGB-A317 as a 5 mg/kg intravenous infusion once every three weeks (Q3W). The data cutoff date for the presentations at ESMO was June 8, 2017.

Preliminary Results in GC and EC (Abstract #387P)

The data presented at ESMO were from 83 patients with advanced or metastatic GC (46 patients) or EC (37 patients) treated with BGB-A317 at 2 mg/kg or 5 mg/kg Q2W or Q3W. At the time of the data cutoff, median treatment duration was 45 days (range 4–457 days) for patients with GC and 50 days (range 1–246 days) for patients with EC.

Adverse events (AEs) assessed by the investigator to be related to treatment occurred in 15 patients with GC (33%). Of those, abdominal pain (9%), decreased appetite (9%), fatigue (7%), nausea (7%), and pruritus (4%) were reported in more

                              BeiGene, Ltd.

than one patient, and all of these cases were grades 1 or 2. AEs assessed to be related to treatment occurred in 15 patients with EC (41%). Of those, fatigue (16%), nausea (8%), decreased appetite (5%), infusion-related reaction (5%), and myalgia (5%) occurred in more than one patient, and all of these cases were grades 1 or 2. Only one patient in each cohort reported a treatment-related AE of grade 3 or higher: grade 3 proteinuria in one patient with GC and grade 3 dermatitis in one patient with EC. Serious AEs (SAEs) considered related to treatment included one case of diarrhea and one case of pyrexia, each occurring in patients with GC. Eight patients (two with GC, six with EC) had a treatment-emergent AE with a fatal outcome, none were assessed as related to treatment.

At the time of the data cutoff, the efficacy-evaluable population (measurable disease at baseline and at least one post-baseline tumor assessment, or progression or death) included 34 GC patients and 31 EC patients. Among GC patients, four achieved a confirmed partial response (PR) and three achieved stable disease (SD) per RECIST 1.1 criteria. Among EC patients, two achieved a confirmed PR and nine achieved SD. Three of the nine patients with EC who achieved SD also achieved an unconfirmed PR, including one who awaits response confirmation. At the time of the data cutoff, 27 patients remained on treatment.

Preliminary Results in HNSCC (Abstract #388P)

The data presented at ESMO were from 18 patients with advanced HNSCC treated with BGB-A317 at 5 mg/kg Q3W. At the time of the data cutoff, median treatment duration was 104 days (range 30–339 days).

AEs assessed by the investigator to be related to treatment occurred in seven patients with HNSCC (39%). Of those, only fatigue (11%, all grade 1 or 2) was reported in more than one patient. One case of grade 3 nausea was the only treatment-related AE of grade 3 or higher in severity. No patient discontinued treatment due to a treatment-related AE, and of the nine deaths reported, none were

                              BeiGene, Ltd.

considered to be associated with the treatment.

Of the 17 efficacy-evaluable HNSCC patients, three achieved a confirmed PR and six achieved SD. At the time of the data cutoff, three patients remained on treatment.

Preliminary Results in OC (Abstract #389P)

The data presented at ESMO were from 51 patients with advanced or metastatic OC treated with BGB-A317 at different dose levels (0.5 to 10 mg/kg Q2W in dose escalation, 2 or 5 mg/kg Q2W or Q3W or 200 mg Q3W in dose expansion, or 5 mg/kg Q3W in indication expansion). At the time of the data cutoff, median treatment duration was 71 days (range 29–540 days).

AEs assessed by the investigator to be related to treatment occurred in 28 patients (55%). Of those, fatigue (18%), pruritus (10%), rash (10%), diarrhea (10%), lethargy (6%), nausea (6%), abdominal pain (4%), dry eye (4%), dry skin (4%), onychoclasis (4%), and maculo-papular rash (4%) were reported in more than one patient, and all, except one case of grade 3 diarrhea, were grades 1 or 2. Two additional treatment-related AEs of grade 3 or higher included one case each of grade 3 pyrexia and stomatitis. SAEs considered related to treatment occurred in three patients and included one case each of pyrexia, colitis, and mucosal inflammation.

Of the 50 efficacy-evaluable OC patients, two achieved a confirmed PR and 20 achieved SD. At the time of the data cutoff, six patients remained on treatment.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-

                              BeiGene, Ltd.

A317 has high affinity and specificity for PD-1. It is differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene have a global strategic collaboration for BGB-A317 for solid tumors.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 600 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-A317 and our and Celgene’s future development plans for BGB-A317. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain

                              BeiGene, Ltd.

protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

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i  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.